Exhibit 99

The amount shown represents the beneficial ownership of the Issuer’s common stock by (i) CCMP Capital Investors II, L.P. (“CCMP Capital Investors”) and (ii) CCMP Capital Investors (Cayman) II, L.P. (“CCMP Cayman” and together with CCMP Capital Investors, the “CCMP Capital Funds”).  CCMP Capital Associates L.P. (“CCMP Capital Associates”) is the general partner of the CCMP Capital Funds.  CCMP Capital, LLC (“CCMP Capital”) wholly-owns CCMP Capital Associates GP, LLC (“CCMP Capital Associates GP”), the general partner of CCMP Capital Associates.  Mr. McKenna is a member of CCMP Capital, and, as a consequence, Mr. McKenna may be deemed to beneficially own the listed shares. The actual pro rata portion of beneficial ownership of any shares that may be deemed attributable to Mr. McKenna is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCMP Capital Associates and the CCMP Capital Funds.  Mr. McKenna disclaims beneficial ownership of all of the listed securities to the extent it exceeds his pecuniary interest therein and the inclusion of the shares in this report shall not be deemed to be an admission of beneficial ownership of the reported shares for the purposes of Section 16 or otherwise.